PRESS RELEASE

Exhibit 99.1

For Immediate Release:  August 8, 2003

Contact:  Ronnie Lyon

Phone:   903.813.0377

Email:    rlyon1@airmail.net

Cap Rock Energy Announces Transfer of the Certificate of Convenience and Necessity

MIDLAND, Texas — Cap Rock Energy Corporation (AMEX: RKE) announced today that the Public Utility Commission of Texas (“PUCT”) held an open meeting on August 7, 2003, and approved the transfer of the Certificate of Convenience and Necessity (“CCN”) from Cap Rock Electric Cooperative, Inc. to Cap Rock Energy Corporation.  The transfer will be effective September 1, 2003.  This was the last step in the conversion of Cap Rock from a member owned electric cooperative to a shareholder owned corporation.  Cap Rock Energy may now operate as a retail public utility in its service territories.

“The approval of the transfer of the CCN is in accordance with the Public Utility Regulatory Act,” said David W. Pruitt, President/CEO and Co-Chairman of Cap Rock Energy Corporation.  “We expected this approval process to be finished months ago, and although the process has taken much longer than it should have, we are delighted it has finally been concluded.  We believed the prevailing legal authority supported the transfer and the approval today confirms that.  We are excited about moving forward as an investor owned utility.”

The transfer of the CCN, which is the company’s license to serve retail electric customers in its service territory, is the culmination of a process that began in late 1998 when the members of Cap Rock Electric Cooperative overwhelmingly voted to adopt a conversion plan which would convert the member-owned electric cooperative to a shareholder owned corporation.  As a part of the conversion process, all of the cooperative’s former members received payment for their equity in the cooperative through cash distributions, credits on their utility bills or shares of stock in the new corporation.  Pruitt added, “No other electric cooperative in the nation has paid all of its members for their equity in the cooperative.  Our members were provided choices for receiving payment of their equity in the cooperative or maintaining ownership through stock which can be sold or transferred, unlike members of other electric cooperatives who have no way of obtaining a return on their equity. “

“Since the conversion process began, we have created over $30 million in value as to market cap for our shareholders,” states Mr. Pruitt.   “We have built a business model that will appeal to many second tier markets.  We believe the company has an exponential potential for growth and financial success, thus creating value for our shareholders and customers.  We are in the service business.  We provide exceptional service to our customers, most of whom are located in more sparsely populated areas, and we do it better than any of our competitors.  One of the vital components to our success is our employees.  As a result of recent stock grants, every employee now owns a piece of the company.  Encouraging employee ownership in the company has worked very well for companies such as Southwest Airlines, and we believe that same principle will work for us.  The conclusion of the CCN transfer process now allows us to concentrate on our core business of providing the best service possible to our customers, which we believe will lead to financial enhancement for our shareholders.”

Cap Rock Energy provides electrical distribution services to customers in twenty-eight counties in the state of Texas.  Its corporate offices are located in Midland, Texas, with service divisions in Brady, Celeste, Colorado City and Stanton.  In addition, the company has a service and management agreement with the City of Farmersville, Texas.  Cap Rock Energy Corporation is the first electric cooperative to convert to a publicly held corporation and the first electric utility to become a public company in over 60 years.

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.   These statements are based on management’s current views and beliefs regarding future events and business performance as of the time the statements are made and are subject to uncertainty and changes in circumstances.  The company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.